Exhibit 95

Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, and amended in December 2011. The following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation. During the second quarter of 2017, MSHA proposed $5,183 in penalty assessments at the Greens Creek mine, $4,538 in penalty assessments at the Lucky Friday mine, and $348 in penalty assessments at the Troy mine. Hecla has not yet received all penalty assessments related to the citations issued in the second quarter of 2017. We have the opportunity to contest or appeal these penalties.

During the second quarter of 2017, MSHA issued the Greens Creek mine 3 citations pursuant to Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard, 2 such citations to the Lucky Friday mine, and no such citations at the Troy mine.

The Greens Creek, Lucky Friday, and Troy mines have no legal actions pending before the Federal Mine Safety and Health Review Commission, regarding citations for which penalties have been assessed.

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the three-month period ended June 30, 2017.

Mine	Section 104 S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number Of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to have Patterns Under Section 104(e)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Greens Creek	3	0	0	—	—	$5,183	—	no	no	0	0	3
Lucky Friday	2	0	0	—	—	$4,538	—	no	no	0	0	0
Troy	0	0	0	—	—	$348	—	no	no	0	0	0